Exhibit 99.2
Greg Forrest
CEO and President
February 9, 2011
From: Greg Forrest
To: All XETA Employees
In a press release issued this morning, XETA announced that we have entered into a merger agreement with PAETEC Holding Corp. (NASDAQ GS: PAET) (www.paetec.com). PAETEC is a Fortune 1000 full service communications provider headquartered outside of Rochester, New York. The company will have over $2 billion in annual revenue and over 5,000 employees after the completion of the acquisition of XETA. PAETEC’s primary business is providing voice and data services to business customers in most of the top 100 metropolitan markets in the U.S. Additionally, PAETEC has expanded its breadth of offerings to include other related services and products to fulfill the needs of CIOs.
This combination provides for a terrific platform for XETA to continue to evolve. For well over a year now we have executed our growth plans, added significant talent and broadened our product and service offerings. Considering the obvious benefits to our shareholders, this merger provides many benefits to all our stakeholders. As an employee, you will soon be part of a much larger business with greater opportunities to learn and grow. Our customers will benefit from new product and service offerings such as carrier & data center services, proprietary business intelligence software and a proprietary IP PBX switch. Our vendors will additionally benefit from the new scale and scope of our company.
I’d like to give you some background on what has occurred up until this point. As you know from XETA’s own evolution and growth in the last 12 months, we believed our company needed to be larger and broader to continue to be relevant to our customers and to maintain our long-standing brand as the high quality service provider in our markets. Our organization made great strides in carrying out our strategies and accomplishing our goals. As we evolved, many companies in the market took notice and our company became attractive to various organizations. Our board of directors went through a comprehensive and time consuming process of examining various alternatives and collectively, with the respective management teams, felt there was a strong strategic fit between XETA and PAETEC.
We believe this transaction is a good example of how the whole is greater than the sum of all its parts. Combined, PAETEC and XETA will have a stronger overall value proposition to customers. Both of our organizations have focused on customer industry verticals, such as hospitality, retail, healthcare, education and government.

We realize you will have questions regarding this proposed transaction and we will do our best to keep you informed as information becomes available. We have created a FAQ (frequently asked questions) page here https://sp.xeta.com for you to view posted materials and to submit your questions pertaining to this proposed merger. All questions will be kept in confidence.
It is highly important for us to continue to operate as business as usual, realizing this is easier said than done. We expect the completion of this transaction to take up to three months to close.
I am very proud of what the XETA team has accomplished over the last few years, and I truly believe the next chapter of our organization will be an even greater success for our employees, customers, vendors and all other stakeholders.
Regards,
Greg Forrest
CEO and President
Additional Information. In connection with the proposed transaction, XETA will file a proxy statement and other relevant materials with the Securities and Exchange Commission. Before making any voting decision on the proposed merger, you should read the proxy statement and other materials regarding the merger, and any other relevant documents filed with the SEC when they become available. Those documents will contain important information about the proposed merger. You will be able to obtain copies of the proxy statement when it is available and other documents filed by XETA for free at the SEC’s website at http://www.sec.gov or at the company’s website at http://www.xeta.com. XETA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from XETA’s shareholders in connection with the proposed merger transaction. Information concerning the interests of those persons is contained in XETA’s proxy statement relating to its 2010 annual shareholders meeting and in its annual report on Form 10-K for the fiscal year ended October 31, 2010, both filed with the SEC, and will also be contained in the proxy statement relating to the merger transaction when it is filed and becomes available.